Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES CHANGES TO ULTRA-DEEPWATER DRILLSHIP DELIVERY AND MILESTONE PAYMENT SCHEDULES
FOR IMMEDIATE RELEASE
HOUSTON, December 18, 2015-- Atwood Oceanics, Inc. (NYSE: ATW) announced today that subsidiaries of the Company have agreed with Daewoo Shipbuilding & Marine Engineering Co. (DSME) to delay the Company’s requirement to take delivery of two newbuild ultra-deepwater drillships, the Atwood Admiral and the Atwood Archer, to September 30, 2017 and June 30, 2018, respectively.
In consideration of the agreement, the Company will make payments of $50 million for each drillship on December 31, 2015, and DSME will extend all remaining milestone payments, $93.9 million for the Admiral and $305 million for the Archer, until their respective delivery dates. The Company retains the option to take earlier delivery of each vessel, subject to a forty-five (45) day notice period to DSME.
Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The Company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."
As part of our ongoing commitment to our shareholders, Atwood Oceanics uses a variety of Social Networks sites to disseminate company information. For a full list of the official Social Media pages for Atwood Oceanics, please visit the Social Media Disclaimer page of our IR site at: http://ir.atwd.com/GenPage.aspxIID=4010374&GKP=210376.

Contact: Mark W. Smith
Senior Vice President and CFO
(281) 749-7840
Forward Looking Statements

Statements contained in this press release with respect to the future, including information regarding the expected delivery dates, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.